EXHIBIT 99.1
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Amy Childress
Extended Systems Media Relations
208-287-6083
amy.childress@extendedsystems.com
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Adam Mersky
Voce Communications
617-224-1137
amersky@vocecomm.com
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      SOFTWARE INDUSTRY VETERAN JOINS EXTENDED SYSTEMS' BOARD OF DIRECTORS

BOISE, IDAHO-(April 5, 2004)-Extended Systems (Nasdaq: XTND), a leading provider of mobile application solutions for the enterprise, announced today the appointment of Klaus-Dieter Laidig to its board of directors. In addition, Mr. Laidig will also serve as a member of the board's audit committee. Mr. Laidig brings more than 30 years of experience in building and managing enterprise software companies to Extended Systems. He succeeds John Russell, who resigned from the board in January.

Mr. Laidig has served as managing partner of Laidig Business Consulting GmbH, a consulting firm that works with high-tech companies, since 1997. From 1984 to 1997, Mr. Laidig served as general manager of Hewlett Packard GmbH Germany. Mr. Laidig currently serves as a director of Agile Software Corporation, TRADOS Inc., and Mach HiTECH AG. He is also on the supervisory board of several companies in Germany, including Bauerfeind AG, Heiler Software AG, Grau Data Storage AG and several privately held companies. He received an M.B.A. from Pforzheim University of Applied Sciences in Germany.

"Klaus-Dieter is a respected and experienced veteran of the enterprise software industry and brings vision and proven management talent to an already strong and diverse board of directors," said Ray Smelek, chairman of Extended Systems. "We look forward to adding his guidance and expertise to our board, as Extended Systems continues to grow and transform as a company in the years to come."

"Extended Systems is a strong company with great momentum -- they have a talented management team, a history of innovation, and are a leader in the enterprise mobile solutions market," said Klaus-Dieter Laidig. "I look forward to joining the board of directors and contributing to the ongoing success of Extended Systems, by providing guidance in product development and sales strategy, as well as helping the company retain its position as one of the leading players in the enterprise software market."

ABOUT EXTENDED SYSTEMS
Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP), and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships with Avaya, EDS, HP, Microsoft, Motorola, Nokia, palmOne, PalmSource, Sharp, Siemens, Software AG, Sony Ericsson, Symbian and Toshiba.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the company Web site.